Exhibit 99.1

FOR IMMEDIATE RELEASE

Dun & Bradstreet Announces Expiration of the “Go Shop” Period

SHORT HILLS, N.J. – September 24, 2018 – Dun & Bradstreet (NYSE:DNB) (the “Company”), the global leader in commercial data, analytics and insights for businesses, today announced the expiration of the 45-day “go-shop” period pursuant to the terms of the previously announced agreement and plan of merger, dated as of August 8, 2018, by and among the Company, Star Parent, L.P. and Star Merger Sub, Inc. The “go-shop” period expired at 11:59 p.m., New York City time, on September 22, 2018.

During the “go-shop” period, the Company and its financial advisor, J.P. Morgan, solicited inquiries relating to alternative acquisition proposals from 58 potentially interested parties. While this solicitation resulted in three parties negotiating and entering into confidentiality agreements with the Company and receiving access to certain information regarding the Company, the Company did not receive any alternative acquisition proposals during the “go-shop” period.

Starting at 12:01 a.m., New York City time, on September 23, 2018, the Company became subject to customary “no shop” provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to customary “fiduciary out” provisions that would permit the Company to provide confidential information to, and discuss and negotiate with, third parties with respect to unsolicited alternative acquisition proposals and to terminate the merger agreement to enter into a superior proposal, in each case, if the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and subject to other terms and conditions of the merger agreement.

Dun & Bradstreet has filed with the Securities and Exchange Commission preliminary proxy materials related to the special meeting of shareholders to vote on the proposed transaction. Details regarding the date, time and place of the special meeting of shareholders will be announced when determined and will be included in the definitive proxy materials when filed.

The proposed transaction with Star Parent, L.P. and Star Merger Sub, Inc. is expected to close no later than during the first quarter of 2019, subject to Dun & Bradstreet shareholder approval, regulatory clearances and other customary closing conditions.

About Dun & Bradstreet:

Dun & Bradstreet helps companies around the world improve their business performance. The global leader in commercial data and analytics, we glean insight from data to enable our customers to connect with the prospects, suppliers, clients and partners that matter most. Since 1841, companies of every size rely on Dun & Bradstreet to help them manage risk and reveal opportunity.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transaction include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed transaction, including the failure of the Company’s stockholders to approve the proposed transaction or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; reliance on third parties to support critical components of the Company’s business model; the Company’s ability to protect its information technology infrastructure against cyber attack and unauthorized access; risks associated with potential violations of the Foreign Corrupt Practices Act and similar laws; customer demand for the Company’s products; risks associated with recent changes in the Company’s executive management team and Board of Directors; the integrity and security of the Company’s global databases and data centers; the Company’s ability to maintain the integrity of its brand and reputation; future laws or regulations with respect to the collection, compilation, storage, use, cross-border transfer, publication and/or sale of information and adverse publicity or litigation concerning the commercial use of such information; the effects of foreign and evolving economies, exchange rate fluctuations, legislative or regulatory requirements and the implementation or modification of fees or taxes to collect, compile, store, use, transfer cross-border, publish and/or sell data; the impact of the announcement of, or failure to complete, the proposed transaction on our relationships with employees, customers, suppliers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It:

The Company has filed with the SEC a preliminary proxy statement and will file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed transaction. We urge investors and security holders to read the preliminary proxy statement and the definitive proxy statement when it becomes available, because the preliminary proxy statement contains, and the definitive proxy statement will contain, important information regarding the proposed transaction. You may obtain a free copy of the documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the documents filed by the Company with the SEC relating to the proposed transaction for free by accessing the Company’s website at www.dnb.com by clicking on the link for “Investor Relations”, then clicking on the link for “Financial Information” and selecting “SEC Filings.”

Participants in the Solicitation:

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the definitive proxy statement when it is filed with the SEC. You may also find information about the interests of these directors and executive officers in the proposed transaction in the Company’s preliminary proxy statement, which was filed with the SEC on September 12, 2018. You can obtain free copies of these documents from the Company using the information above.

Dun & Bradstreet

Media

Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449

Matthew Sherman / Michael Freitag / Jeffrey Kauth

Or

Dun & Bradstreet

Emile Lee, 973-921-5525

LeeE@DNB.com

Investors/Analysts

Kathy Guinnessey, 973-921-5892

kathy.guinnessey@dnb.com